UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) January 9, 2011

E. I. du Pont de Nemours and Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware  19898

(Address of principal executive offices)

Registrant’s telephone number, including area code: (302) 774-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On January 9, 2011, E. I. du Pont de Nemours and Company (“DuPont”) and its wholly-owned subsidiary, Denmark Holding ApS, (the “Acquisition Subsidiary”) entered into a definitive agreement with Danisco A/S, (“Danisco”) for the Acquisition Subsidiary to acquire Danisco for $6.3 billion, including $5.8 billion in cash and Danisco’s net debt of about $500 million (the “Announcement Agreement”).

The Announcement Agreement provides that, upon the terms and subject to the conditions set forth therein, the Acquisition Subsidiary will make a public tender offer for all of Danisco’s outstanding shares at a price of DKK 665 in cash per share. Danisco’s Board of Directors has unanimously recommended the tender offer to its shareholders subject to and upon publication of the offer document following review of it by the Danish Financial Supervisory Authority. The transaction is subject to customary closing conditions, including regulatory approvals and the tender of more than 90% of Danisco’s shares. DuPont has the right to waive such tender offer conditions and accept a lesser number of shares in certain cases.

DuPont expects the acquisition to close early in the second quarter 2011 and to finance the purchase with about $3 billion in existing cash and the remainder in new debt.

The foregoing summary of the Announcement Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Announcement Agreement, which is attached as Exhibit 2.1 hereto and incorporated herein by reference.

Item 8.01               Other Events

On January 9, 2011, the Company issued a press release announcing the agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

2.1	Announcement Agreement dated January 9, 2011, among Danisco A/S, E. I. du Pont de Nemours and Company and Denmark Holding ApS.

99.1	Press Release dated January 9, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ Barry J. Niziolek
Barry J. Niziolek
Vice President and Controller
January 12, 2011